UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 12, 2010

Freescale Semiconductor Holdings I, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	333-141128-05	98-0522138
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6501 William Cannon Drive West, Austin, Texas		78735
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-895-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 12, 2011, Freescale Semiconductor, Inc. ("Freescale"), a wholly owned subsidiary of Freescale Semiconductor Holdings I, Ltd (the "Company"), entered into a Separation and Release Agreement (the "Separation Agreement") with Alexander Pepe, Senior Vice President of Global Front-End Operations and Procurement. Under the terms of the agreement, Mr. Pepe has chosen to resign from Freescale effective as of April 8, 2011.

(e) As described above, Freescale entered into the Separation Agreement on January 12, 2011, setting forth the terms of Mr. Pepe’s separation from Freescale and its affiliates. Under the Separation Agreement, Mr. Pepe has chosen to resign from his position effective as of April 8, 2011 (the "Separation Date"). Freescale will continue to pay Mr. Pepe his current rate of base salary and will continue his benefits and perquisites through the Separation Date.

The Separation Agreement further provides that Freescale will provide Mr. Pepe with (1) payments under the terms of Sections 4(a)(i)(A) and 4(a)(i)(C) of his current Employment Agreement; (2) a bonus payment for 2011 under the Freescale bonus plan in effect on the Separation Date prorated at target; (3) a lump sum cash payment of $46,000 for certain medical benefits and other fees; and (4) an extension of the exercise period until April 8, 2012, (subject to certain adjustments) for Mr. Pepe’s stock options to purchase common stock of the Company.

The Separation Agreement also includes a release by Mr. Pepe as well as customary covenants and acknowledgements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freescale Semiconductor Holdings I, Ltd.

January 14, 2010	By:	Dathan C. Voelter

Name: Dathan C. Voelter
Title: Assistant Secretary